Exhibit 10.12

SERVICES AND SECONDMENT AGREEMENT

This Services and Secondment Agreement (this “Agreement”), effective as of                 , 2017 (the “Effective Date”), is entered into by and between Oasis Petroleum Inc., a Delaware corporation (“Oasis”) and Oasis Midstream Partners LP, a Delaware limited partnership (the “MLP”). Each of the foregoing is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the MLP Group will own, as of the Effective Date, the Facilities (defined below) consisting of, among other things, gathering pipelines, processing facilities and disposal systems;

WHEREAS, the Parties desire to enter into an agreement whereby Oasis provides to the MLP Group the G&A Services (as defined below) to provide general and administrative support in the running of the MLP Group’s business and to otherwise fulfill its intended business purpose;

WHEREAS, the Parties also desire to enter into an agreement whereby Oasis provides to the MLP Group (in addition to, and separate from, the G&A Services) employee services necessary to operate, construct, manage and maintain the MLP’s assets as of the Effective Date, including (i) gathering pipelines, processing facilities, disposal systems, related equipment and assets, (ii) any accessions or improvements thereto or (iii) any assets acquired or constructed in accordance with the provisions of the Omnibus Agreement (collectively, the “Facilities”), (such employee services, the “MLP Employee Services”), and thus seconds to the MLP certain personnel employed by Oasis to provide the MLP Group with MLP Employee Services in accordance with the terms of this Agreement; and

WHEREAS, the Parties desire that the services provided pursuant to this Agreement be provided to the MLP Group from and after the Effective Date.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, effective as of the Effective Date:

Section 1. General and Administrative Services.

(a) During the Term (as defined below), Oasis hereby agrees to cause the Oasis Entities to provide the MLP Group with certain general and administrative services as set forth on Schedule I hereto and such other general or administrative services as the MLP and Oasis may mutually agree upon from time to time (collectively, the “G&A Services”). Oasis shall, and shall cause the Oasis Entities to, provide the MLP Group with such G&A Services in a manner consistent in nature and quality to the services of such type previously provided by the Oasis Entities in connection with their management of the MLP Assets prior to their acquisition by the MLP Group.

Section 2. G&A Services Expense Reimbursement; Procedures.

(a) Subject to and in accordance with the terms and provisions of this Section 2 and such reasonable allocation and other procedures as may be agreed upon by Oasis and the General Partner from time to time, the MLP hereby agrees to reimburse Oasis for all direct and indirect costs and expenses incurred by the Oasis Entities in connection with the provision of the G&A Services to the MLP Group, including the following:

(i) any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the MLP Assets or the business of the MLP Group;

(ii) the costs associated with salaries, bonuses, other compensation and employment benefits and expenses of personnel employed by the Oasis Entities who render G&A Services to the MLP Group, plus general and administrative expenses associated with such personnel; provided, however that any expenses paid or reimbursed by the MLP Group with respect to a plan that is self-insured by any of the Oasis Entities will reflect actual costs incurred rather than premiums paid; and

(iii) all expenses and expenditures incurred by the Oasis Entities as a result of the MLP becoming and continuing as a publicly traded entity, including costs associated with annual, quarterly and current reporting, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees and director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Oasis Entities consist of an allocated portion of costs and expenses incurred by the Oasis Entities for the benefit of both the MLP Group and the other Oasis Entities, such allocation shall be made on a reasonable cost reimbursement basis as determined by Oasis.

(b) The MLP Group will reimburse the Oasis Entities monthly for all cash expenditures that the Oasis Entities incur or payments the Oasis Entities make on behalf of the MLP Group in connection with providing the G&A Services, as well as for certain other direct or allocated costs and expenses incurred by the Oasis Entities on behalf of the MLP Group. Billings and payments may be accomplished by inter-company accounting procedures and transfers. The MLP shall have the right to review all source documentation concerning the liabilities, costs and expenses upon reasonable notice and during regular business hours.

Section 3. Secondment of Seconded Employees.

(a) During the Term, Oasis shall provide to the MLP the Seconded Employees (as defined below) to provide the MLP Employee Services to the MLP Group. Subject to Oasis’s right to be reimbursed for costs and expenses in accordance with Section 5, Oasis shall be solely responsible for all costs and expenses required in connection with the employment of the Seconded Employees, including salaries, wages, other cash compensation, employee benefits (including health and welfare benefits and retirement benefits) and overhead and administrative expenses, the reporting and payment of social security and other payroll taxes, workers’

compensation insurance premiums and all other applicable costs and expenses. Any Seconded Employees retained by Oasis may be union or non-union employees, and Oasis shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such employees belong.

(b) During the Term (and for as long as each applicable Seconded Employee remains employed by Oasis), Oasis shall, pursuant to the terms of this Agreement, second certain employees of Oasis to the MLP to provide the MLP Employee Services to the MLP Group. Each such employee who Oasis seconds to the MLP shall, during the time that such individual is seconded to the MLP under this Agreement (the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.” Prior to the commencement of a Seconded Employee’s Period of Secondment, Oasis shall provide the Seconded Employee with written notice of his or her secondment in the form attached hereto at Schedule II.

(c) The Seconded Employees will remain at all times employees of Oasis, but, in addition, during their respective Periods of Secondment they will also be joint employees of the MLP and deemed to have been jointly hired by Oasis and the MLP for these purposes. For the avoidance of doubt, the Parties acknowledge that the Seconded Employees may, during their respective Periods of Secondment, be called upon to perform services for both the MLP and Oasis. Oasis retains the right to terminate the secondment of any Seconded Employee for any reason at any time or to hire or discharge the Seconded Employees with respect to their employment with Oasis. The MLP will have the right to terminate the secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to Oasis, but at no time will the MLP have the right to terminate any Seconded Employee’s employment by Oasis. Upon the termination of the secondment of any Seconded Employee (whether as a result of termination of the secondment of such Seconded Employee by either Party or the termination of the Seconded Employee’s employment for any reason), such Seconded Employee will cease performing services for the MLP and will cease to be a Seconded Employee for the purposes of this Agreement.

(d) In the course and scope of performing any Seconded Employee’s job functions for the MLP, the Seconded Employee will report into the MLP’s management structure, and will be under the direct management and supervision of the MLP with respect to such Seconded Employee’s day-to-day activities and with respect to the performance of the MLP Employee Services.

(e) Those Seconded Employees who serve as supervisors or managers and who are called upon to oversee the work of other Seconded Employees providing MLP Employee Services at the Facilities or to otherwise provide management support on behalf of the MLP will be designated by the MLP as supervisors to act on the behalf of the MLP in supervising the Seconded Employees pursuant to Section 3(d) above. Any such Seconded Employee will be acting on the behalf of the MLP when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of the MLP.

(f) The Parties expressly recognize that both Oasis and the MLP are the statutory employers of the Seconded Employees during their respective Periods of Secondment for workers’ compensation purposes; provided, however, that the MLP shall have primary authority, direction and control over the Seconded Employees in the performance of the MLP Employee Services. At all times during the term of this Agreement, Oasis will maintain workers’ compensation and employer’s liability insurance (either through an insurance company or qualified self-insured program) which shall include and afford coverage to the Seconded Employees during their respective Periods of Secondment. Oasis will name the MLP as a named insured or alternate employer, as applicable, under such insurance policies or qualified self-insured programs, and Oasis and the MLP shall be under the same account for the payment of workers’ compensation premiums. Subject to Section 5(b)(ix), the MLP shall reimburse Oasis for 50% of the amount of the workers’ compensation and employer’s liability insurance premiums relating to the Seconded Employees with respect to their Periods of Secondment and Oasis will pay from its own funds the balance of the amount due of such insurance premiums. For the purposes of workers’ compensation and employer’s liability laws and coverage, Oasis and the MLP will be joint employers of the Seconded Employees during their respective Periods of Secondment.

(g) The MLP shall not be a participating employer in any benefit plan of Oasis or any of the other Oasis Entities and any participation by Seconded Employees in any benefit plans of Oasis shall be in respect of their employment by Oasis. Oasis shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees and the MLP shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to the MLP under the terms of this Agreement.

Section 4. The MLP Employee Services. The MLP may terminate any of the MLP Employee Services on thirty (30) days’ prior written notice to Oasis. In the event the MLP terminates the MLP Employee Services, the MLP shall pay Oasis the Employee Services Reimbursement (as defined below) for the last month (or portion thereof) in which it received such terminated services. Upon payment thereof, the MLP shall have no further services payment obligations to Oasis related to any MLP Employee Services pursuant to this Agreement with respect to such terminated services.

Section 5. Secondment Expense Reimbursement.

(a) The MLP shall reimburse Oasis (in a form mutually agreed upon by the MLP and Oasis) for all reimbursable expenses under Section 5(b) incurred by Oasis in connection with the employment of the Seconded Employees (including, where applicable, former Seconded Employees) during their respective Periods of Secondment (the “Employee Services Reimbursement”). The Employee Services Reimbursement shall be made on a monthly basis or at such other intervals as the Parties may agree from time to time. For the avoidance of doubt, the Employee Services Reimbursement does not include any amounts payable by the MLP or the General Partner to Oasis with respect to reimbursement for the G&A Services provided by Oasis in accordance with Section 2 of this Agreement.

(b) The Employee Services Reimbursement for each Seconded Employee during such Seconded Employee’s Period of Secondment shall include all costs and expenses (including administrative costs) incurred for such period by Oasis for such Seconded Employee (including, where applicable, former Seconded Employee), including the following costs and expenses set forth below:

(i) salary, wages, overtime pay (if applicable) and other cash compensation (including payroll and withholding taxes associated therewith);

(ii) 401(k) plan costs and expenses for employer contributions made by Oasis, and any deferred compensation plan costs and expenses for employer contributions made by Oasis;

(iii) retirement and cash balance plan contributions and administrative expenses;

(iv) equity awards or cash or equity-based incentive awards;

(v) cash or premiums actually paid, or expenses actually incurred, with respect to vacation, sick leave, short term disability benefits, personal leave and maternity;

(vi) cash or premiums actually paid, or expenses incurred, with respect to medical, dental and prescription drug coverage;

(vii) flexible benefits plan, including medical care and dependent care expense reimbursement programs;

(viii) cash or premiums actually paid, or expenses incurred, with respect to disability insurance;

(ix) fifty (50) percent of the cost of workers’ compensation and employer’s liability insurance premiums;

(x) cash or premiums actually paid, or expenses incurred, with respect to life insurance and accidental death and dismemberment insurance; and

(xi) contributions and administrative expenses related to retiree welfare benefits.

Notwithstanding the above, any Seconded Employee Expenses (as defined below) paid or reimbursed by the MLP with respect to a plan that is self-insured by Oasis will reflect actual costs incurred rather than premiums paid.

(c) The costs and expenses described in Section 5(b) are referred to as “Seconded Employee Expenses.” Where it is not reasonably practicable to determine the amount of any such cost or expense, the MLP and Oasis shall mutually agree on the method of determining or estimating such cost or expense.

Section 6. Secondment Payment. The MLP and Oasis acknowledge and agree that Oasis shall be responsible for paying the Seconded Employee Expenses (or providing the employee benefits with respect thereto, as applicable) to the Seconded Employees, but that the MLP shall be responsible for reimbursing Oasis for the Seconded Employee Expenses to the extent provided under Section 5(b) of this Agreement, except that, to the extent required by law, the MLP and Oasis agree to establish a consolidated account with the appropriate governmental authority or otherwise make appropriate arrangements for direct payment of workers’ compensation premiums in those jurisdictions where it is necessary.

Section 7. Term. This Agreement shall remain in force and effect from the Effective Date for a term of fifteen (15) years (the “Term”), unless earlier terminated by either Party on thirty (30) days’ prior written notice to the other Party.

Section 8. General Provisions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except that the Parties recognize that to the extent that any term of this Agreement must be interpreted in light of the law of the state in which a Seconded Employee is employed, those terms shall be interpreted accordingly.

(b) Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier or by facsimile, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt, if delivered personally or sent by reputable courier service, or on the automatic facsimile transmission receipt, if sent by facsimile, addressed as follows:

Oasis Petroleum Inc.

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention: Chief Financial Officer

Facsimile: (281) 404-9501

Oasis Midstream Partners LP

c/o OMP GP LLC

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention: General Counsel

Facsimile: (281) 404-9501

A Party may change its address or facsimile number for the purposes of notices hereunder by giving notice to the other Parties specifying such changed address in the manner specified in this Section 8(b).

(c) This Agreement may be amended or modified from time to time only by the written agreement of Oasis and the MLP.

(d) This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

(e) If any provision of this Agreement or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(f) To the extent any Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (the “Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as reasonably practicable, then the Affected Party shall be excused from the performance with respect to any such obligations (other than the obligation to make payments) for the period of such Force Majeure event. “Force Majeure” means any act of God, fire, flood, storm, explosion, terrorist act, rebellion or insurrection, loss of electrical power, computer system failures, finding of illegality, strikes and labor disputes or any similar event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: (i) is not within the reasonable control of the Affected Party, (ii) is not the result of the fault or negligence of the Affected Party and (iii) could not, by the exercise of due diligence, have been overcome or avoided.

(g) This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

(h) This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make either Party an agent or a legal representative of the other Party. The Parties shall not assume or create any obligation, liability or responsibility, expressed or implied, on behalf of or in the name of the other Party.

(i) No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party. The provisions of this Agreement are enforceable solely by the Parties, and no other person (including any Seconded Employee or any employee of Oasis providing G&A Services) shall have the right, separate and apart from the Parties, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

(j) Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Schedules attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

Section 9. Additional Definitions.

(a) As used in this Agreement, the following terms shall have the respective meanings set forth below.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Effective Date, by and among the General Partner, the MLP, Oasis and certain other Oasis Entities and MLP Group Members, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“General Partner” means OMP GP LLC, a Delaware limited liability company and the general partner of the MLP.

“MLP Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the MLP Group pursuant to the Contribution Agreement, including gathering pipelines, processing facilities, disposal systems, offices and related equipment and real estate.

“MLP Group” means the MLP and its Subsidiaries treated as a single consolidated entity.

“MLP Group Member” means any member of the MLP Group.

“Oasis Entities” means Oasis and any Person controlled, directly or indirectly, by Oasis other than the General Partner or a member of the MLP Group; and an “Oasis Entity” means any of the Oasis Entities.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Effective Date, by and among the General Partner, the MLP, Oasis and certain other Oasis Entities and MLP Group Members.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such

Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority or controlling ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt, Bighorn DevCo LLC, Bobcat DevCo LLC and Beartooth DevCo LLC shall be deemed Subsidiaries of the MLP.

[Signature page follows]

AS WITNESS HEREOF, the Parties have caused this Services and Secondment Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

OASIS PETROLEUM INC.

By:
Name:
Title:

OASIS MIDSTREAM PARTNERS LP

By:	OMP GP LLC, its general partner

By:
Name:
Title:

Signature Page to Services and Secondment Agreement

Schedule I

1.	Financial and administrative services (including treasury and accounting)

2.	Information technology services

3.	Legal services

4.	Corporate health, safety and environmental services

5.	Human resources services

6.	Procurement services

7.	Corporate engineering services

8.	Business development services

9.	Investor relations and public affairs

10.	Tax matters

11.	Insurance coverage

SCHEDULE II

[On Oasis Petroleum Inc. Letterhead]

[Employee name]

[Address]

[Date]

Re: [Acknowledgement/Notice] Regarding Secondment Arrangement

Dear [Employee name],

As you likely already know, your employer, Oasis Petroleum Inc. (“Oasis”), has entered into a transaction to transfer certain of its assets to Oasis Midstream Partners LP (the “MLP”). In addition to providing the MLP with certain services following the closing of that transaction, Oasis will also provide certain of its employees to the MLP to work on behalf of the MLP. This employment arrangement is called a “secondment.” You are one of the Oasis employees who will be provided to the MLP under the secondment arrangement. The terms of your secondment are described in more detail below.

Your secondment to the MLP will commence on [date]. During such time that you are seconded to the MLP, you will be an employee of both Oasis and the MLP and you will be subject to the supervision and direction of the MLP in the performance of your services related to the MLP’s assets. If you have management or supervisory authority and exercise that authority while seconded to the MLP, you will be acting on behalf of the MLP as an MLP manager or supervisor.

This secondment arrangement will not impact your compensation or employment benefits. Your compensation and benefits will be provided exclusively by Oasis and you will not be entitled to receive any additional compensation from the MLP or participate in any of the MLP’s employee benefit plans.

While seconded to the MLP, you will remain on the payroll of Oasis and you will be covered by workers’ compensation insurance maintained by Oasis. For the purposes of workers’ compensation coverage, you will, while seconded to the MLP, be an employee of, and deemed to have been hired by, both the MLP and Oasis. Should you be injured while working for or on behalf of the MLP or Oasis, you will have an exclusive remedy under Oasis’s workers’ compensation insurance benefits (subject to the applicable insurance policy terms, as amended from time to time) based on the status of the MLP and Oasis as your joint-employers.

Your secondment to the MLP may be terminated at any time and for any reason or no reason at all. At the end of your secondment to the MLP, you will automatically cease to be jointly employed by the MLP.

Please be advised that the terms of this letter may not be changed, modified or terminated, nor may any of its provisions be waived, unless agreed to in writing by duly authorized representatives of both Oasis and the MLP. Unless otherwise provided in a written agreement, the MLP and Oasis are at-will employers and this acknowledgment does not alter that arrangement.

If you have any questions about this secondment arrangement and what it may mean to you, please contact [insert name and contact details] for additional information. Otherwise, please confirm your receipt, review and understanding of this acknowledgement by signing the bottom portion of this letter and returning it to [insert name and contact details] by no later than [date].

Sincerely,

[Insert name and job title]
Oasis Petroleum Inc.

[Insert name and job title]
Oasis Midstream Partners LP

[Acknowledged and Agreed:

By:

Print Name:

Date:	]